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Security Benefit Life Insurance Company                700 SW Harrison St.
Security Benefit Group, Inc.                           Topeka, Kansas 66636-0001
Security Distributors, Inc.                            (785) 431-3000
Security Management Company, LLC

April 30, 1999


Security Benefit Life Insurance Company
700 SW Harrison Street
Topeka, KS 66636-0001


Re:  Variflex Separate Account (Variflex ES)
     File Nos.:  811-3957 & 333-36529
     Post-Effective Amendment Nos.:  2 and 3


Dear Sir/Madam:

This letter is with reference to the Registration Statement of Variflex Separate Account (Variflex ES) of which Security Benefit Life Insurance Company (hereinafter "SBL") is the Depositor. Said Registration Statement is being filed with the Securities and Exchange Commission for the purpose of registering the variable annuity contracts issued by SBL and the interests in the Variflex
Separate Account under such variable annuity contracts which will be sold pursuant to an indefinite registration.

I have examined the Articles of Incorporation and Bylaws of SBL, minutes of the meetings of the Board of Directors and other records, and pertinent provisions of the Kansas insurance laws, together with applicable certificates of public officials and other documents which I have deemed relevant. Based on the foregoing, it is my opinion that:

1. SBL is duly organized and validly existing as a stock life insurance company under the laws of the State of Kansas.

2. Variflex Separate Account has been validly created as a Separate Account in accordance with the pertinent provisions of the insurance laws of Kansas.

3. SBL has the power, and has validly and legally exercised it, to create and issue the variable annuity contracts which are administered within and by means of the Variflex Separate Account.

4. The amount of variable annuity contracts to be sold pursuant to the indefinite registration, when issued, will represent binding obligations of SBL in accordance with their terms providing said contracts were issued for the considerations set forth therein and evidenced by appropriate policies and certificates.

I hereby consent to the inclusion in the Registration Statement of my foregoing opinion.

Respectfully submitted,

AMY J. LEE

Amy J. Lee
Associate General Counsel and Vice President
Security Benefit Life Insurance Company